EXHIBIT 99.1

United-Guardian Reports Third Quarter Earnings

HAUPPAUGE, N.Y., Nov. 06, 2025 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the third quarter and the first nine months of 2025. Sales for the nine-month period ended September 30th decreased from $9,705,262 in 2024 to $7,583,613 in 2025 and net income decreased from $2,747,151 ($0.60 per share) to $1,456,162 ($0.32 per share). Third quarter sales decreased from $3,060,113 in 2024 to $2,264,261 in 2025 and net income decreased from $865,484 ($0.19 per share) to $268,441 ($0.06 per share).

Donna Vigilante, President of United-Guardian, stated, “While sales of our pharmaceutical and medical products both increased during the first nine-months of 2025 compared with the same period in 2024 (increasing by 10% and 6%, respectively), we did experience a decrease in sales of our cosmetic ingredients in this year’s third quarter compared with 2024. That decrease was attributable primarily to reduced purchases of our cosmetic ingredients by Ashland Specialty Ingredients (“ASI”), our largest marketing partner, which has been dealing with difficult tariff and geopolitical concerns in Asia that have caused some customers to move towards lower cost local products. This has resulted in ASI having to work down excess inventory, which has caused a decrease in their orders this year. This is consistent with recent reports that indicated that sales and earnings of U.S. chemical companies in the third quarter were depressed mainly due to weak China demand, continued destocking, and tariffs. ASI has indicated to us that it is confident that it will be able to regain market share by offering more competitive pricing going forward.”

“On a positive note we have made progress with our project to increase sales of Renacidin®, our most important pharmaceutical product, by working with an outside pharmaceutical consultant to have Renacidin included on additional drug formularies. We are excited about the potential this project has to significantly increase sales of Renacidin over the coming years. We are hopeful that this project, along with the new marketing agreements we have negotiated recently for some of our new personal care products, will give us an excellent opportunity to increase our revenue in the coming years.

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the
Three and Nine Months Ended
September 30, 2025 and 2024

STATEMENTS OF INCOME
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	2025	2024

Net sales	$2,264,261	$3,060,113	$7,583,613	$9,705,262

Costs and expenses:
Cost of sales	1,311,192	1,408,866	3,775,122	4,526,446
Operating expenses	620,893	591,047	1,947,678	1,762,689
Research and development expense	117,104	111,072	339,366	325,714
Total costs and expenses	2,049,189	2,110,985	6,062,166	6,614,849
Income from operations	215,072	949,128	1,521,447	3,090,413

Other Income:
Investment income	75,165	99,934	230,425	298,014
Net gain on marketable securities	36,238	47,223	73,164	79,218
Total other income	111,403	147,157	303,589	377,232
Income before provision for income taxes	326,475	1,096,285	1,825,036	3,467,645

Provision for income taxes	58,034	230,801	368,874	720,494
Net income	$268,441	$865,484	$1,456,162	$2,747,151

Earnings per common share (Basic and Diluted)	$0.06	$0.19	$0.32	$0.60

Weighted average shares (Basic and Diluted)	4,594,319	4,594,319	4,594,319	4,594,319